        Execution Version
Exhibit 10.8
SIDE LETTER AGREEMENT
THIS AGREEMENT dated as of the 28th day of June, 2024.
BETWEEN:
i-80 GOLD CORP., a corporation incorporated under the laws of the Province of British Columbia
(herein called the "Seller")
- and -
OMF FUND III (HG) LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Administrative Agent
(herein called the "Administrative Agent")
WHEREAS the Seller, the Administrative Agent, the Guarantors and the Buyers entered into an amended and restated gold prepay purchase and sale agreement dated as of September 20, 2023 (as amended by a first amending agreement dated as of March 28, 2024 and a second amending agreement dated as of April 25, 2024 (the "Prepay Agreement");
AND WHEREAS the parties hereto wish to enter into this letter agreement in respect of the Prepay Agreement;
NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements contained herein, the parties covenant and agree as follows:
Article 1
DEFINED TERMS
1.Capitalized Terms.
All capitalized terms which are used herein without being specifically defined herein shall have the meanings ascribed thereto in the Prepay Agreement.
Article 2
DELIVERIES
1.Deliveries.
1.Notwithstanding Section 2.4.2, the Quarterly Gold Quantity that otherwise would have been fully payable to the Buyers on June 30, 2024 (the “Aggregate Delivery Amount”) shall be delivered in accordance with this Section 2.1. The Seller agrees to deliver a [Redacted – commercially sensitive information] to the Buyers on or before July 1, 2024, with such amount that is delivered being the “June Delivery Amount” and the difference between the Aggregate Delivery Amount and the June Delivery being the “Deferred Amount”. The Seller further agrees to deliver the Deferred Amount in ounces of Refined Gold to the Buyers on or before August 31, 2024.
2.In consideration for the adjustment to the delivery mechanics as provided for in Section 2.1.1 above, on or prior to July 3, 2024, the Seller shall pay the Buyers a cash fee equal to: the Deferred

Amount multiplied by the Gold Price as at June 28, 2024 multiplied by [Redacted – commercially sensitive information]% (the “Deferral Fee”). In the event that the Deferral Fee is not paid to the Buyers by July 3, 2024, the Deferred Amount will become due on July 4, 2024.
HEDGE AMOUNTS
2.Hedge Amounts.
The Seller shall pay to the Administrative Agent in cash, on or before July 3, 2024, the aggregate amount (inclusive of all costs and expenses) of all amounts incurred by the Administrative Agent and/or the Buyers to settle any existing hedging arrangements that the Administrative Agent or the Buyers had in place in connection with the planned delivery of the Aggregate Delivery Amount on June 30, 2024 (the “Hedge Amount”). On or before July 2, 2024, the Administrative Agent will provide the Seller with its good faith calculation of the Hedge Amount.
Article 3
MISCELLANEOUS
1.Prepay Agreement.
Other than as provided for herein, this letter agreement does not (i) constitute a waiver of compliance by the Buyers with respect to any other term, provision or condition of the Prepay Agreement or any document related thereto, or any other instrument or agreement referred to therein. or (ii) prejudice any right or remedy that the Buyers may now have or may have in the future under or in connection with the Prepay Agreement or any document related thereto, or any other instrument or agreement referred to therein. For greater certainty, all terms of the Prepay Agreement shall apply in respect of any future deliveries of Refined Gold pursuant to the Prepay Agreement, including, but not limited to, the application of the Deferral Multiplier mechanics.
2.Governing Law.
This letter agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
3.Events of Default.
Notwithstanding any provision of the Prepay Agreement, there shall be no cure period for breach of any covenants contained in this letter agreement and any breach of such covenants will constitute an immediate Event of Default.
4.Inurement.
This letter agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.
5.Conflict.
If any provision of this letter agreement is inconsistent or conflicts with any provision of the Prepay Agreement, the relevant provision of this letter agreement shall prevail and be paramount.

6.Further Assurances.
The Seller shall do, execute and deliver or shall cause to be done, executed and delivered all such further acts, documents and things as the Administrative Agent may reasonably request for the purpose of giving effect to this letter agreement and to each and every provision hereof.
7.Counterparts.
This letter agreement may be executed in one or more counterparts and in electronic format, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement on the date first above written.

i-80 GOLD CORP.
By:	(signed) “Ryan Snow”
Name: Ryan Snow
Title: Chief Financial Officer

By:	(signed) “Ewan Downie”
Name: Ewan Downie
Title: Chief Executive Officer

I have the authority to bind the Corporation.

OMF FUND III (HG) LTD., as Administrative Agent and Buyer
By:	(signed) “Dov Lader”
Name: Dov Lader
Title: Director

By:
Name:
Title:

[Signature Page to the Side Letter]